Exhibit 10.2

LIMITED GUARANTEE

OF

KELSO INVESTMENT ASSOCIATES VII, L.P.

AND

INSURANCE AUTO AUCTIONS, INC.

LIMITED GUARANTEE, dated as of December 22, 2006 (this “Limited Guarantee”), by Kelso Investment Associates VII, L.P. (“Kelso”) and Insurance Auto Auctions, Inc. (“IAAI” and together with Kelso, the “Guarantors”), in favor of ADESA, INC., a Delaware corporation (the “Company”).  On the date hereof, the Company has entered into guarantees (the “Other Guarantees”) with (i) ValueAct Capital Master Fund, L.P., (ii) GS Capital Partners VI, L.P. (together with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmbH & Co. KG) and (iii) Parthenon Investors II, L.P. and Insurance Auto Auctions, Inc. (collectively, the “Other Guarantors”) on substantially similar terms, except as otherwise expressly provided therein.  Any capitalized term not otherwise defined herein shall be as defined in the Merger Agreement (as defined below).

1.             LIMITED GUARANTEE.  To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, KAR Holdings II, LLC, a limited liability company (“Buyer”), KAR Holdings, Inc, a Delaware corporation and wholly-owned subsidiary of Buyer (“Holdings”) and KAR Acquisition, Inc, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub” and together with Buyer and Holdings, the “Buyer Parties”), the Guarantors, jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the prompt and complete payment, if and when due of 29.5181% (the “Guaranteed Percentage”) of the obligations of the Buyer Parties pursuant to and in accordance with: (i) Section 8.3(d)(i) of the Merger Agreement with respect to the Buyer Termination Fee; (ii) Section 8.3(d)(ii) of the Merger Agreement with respect to the reimbursement of the Company Transaction Expenses; and (iii) Section 8.3(d)(iii) of the Merger Agreement with respect to the reimbursement of the Company Financing Fees and Expenses and the Credit Facility Fees and Expenses (the Guaranteed Percentage of the payment obligations identified in clauses (i) through (iii) above, are collectively referred to herein as the “Obligations”); provided, that, notwithstanding anything herein to the contrary, in the event that the Guarantors have actually paid the Guaranteed Percentage of the Buyer Termination Fee pursuant to clause (i) above or the Guaranteed Percentage of the Company Transaction Expenses pursuant to clause (ii) above, the Guarantors shall have no payment obligation with respect to the Company Financing Fees and Expenses or the Credit Facility Fees and Expenses referenced in clause (iii) above; and provided, further that the maximum aggregate amount payable by the Guarantors under this Limited Guarantee (exclusive of any amounts required to be paid by the Guarantors pursuant to and in accordance with Section 16 hereof (the “Prevailing Party Costs”)) shall not exceed the aggregate of Eleven Million Eight Hundred Seven Thousand and Two Hundred and Twenty Nine U.S. Dollars (U.S.$ 11,807,229) (the “Cap”); it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap.  Except for Prevailing Party Costs, the Company hereby agrees that in no event shall the Guarantors be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, more than the Cap, and that the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee other than as expressly set forth herein.  Should either of the Buyer Parties default in the prompt and complete payment or performance of the Obligations, the Guarantors’ obligations hereunder shall become immediately due and payable to the Company.  The Company shall provide Buyer and the Guarantors with reasonable documentation, as applicable, of the Company Financing Fees and Expenses and the Company Transaction Expenses and shall use reasonable best efforts to provide Buyer with reasonable documentation of the Credit Facility Fees and Expenses.  All sums payable by the Guarantors hereunder shall be made in immediately available funds.  The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full payment of the Obligations, subject to the Cap (plus any Prevailing Party Costs), regardless of whether the action is brought against one or both of the Buyer Parties or any Other Guarantor or whether one or both of the Buyer Parties or any Other Guarantor is joined in any such action or actions.  Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations (i) of the Guarantors under this Limited Guarantee shall be joint and several and (ii) of any Other Guarantor under any Other Guarantee shall be several and not joint.

2.             NATURE OF LIMITED GUARANTEE.

(a)           The Company shall not be obligated to file any claim relating to the Obligations in the event that one or both of the Buyer Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder.  In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Costs) as if such payment had not been made (subject to the terms hereof).  This is an unconditional guarantee of payment and not of collectibility.  Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that (i) the Guarantors may assert, as a defense to any payment or performance by the Guarantors under this Limited Guarantee, any defense to such payment or performance that the Buyer Parties could assert against the Company under the terms of the Merger Agreement, other than any such defense arising out of, due to, or as a result of, the insolvency or bankruptcy of any Buyer Party or any of the Other Guarantors, or any defense based upon a claim of fraudulent conveyance and similar laws of general applicability relating to creditors rights; and (ii) to the extent the Buyer Parties are relieved by the parties to the Merger Agreement (including the Company) of their obligations under Section 8.3(d) of the Merger Agreement, the Guarantors shall be similarly relieved of their Obligations under this Limited Guarantee.

(b)           The Company hereby acknowledges and agrees that, as of the date hereof, each of the Buyer Parties’ sole assets are a de minimis amount of cash and their respective rights under the Merger Agreement, and that no additional funds or assets are expected to be contributed to the Buyer Parties, except as contemplated by the Merger Agreement in connection with the Closing.

(c)           Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that either of the Guarantors may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Company covenants and agrees that (i) neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under the Merger Agreement or the transactions contemplated thereby, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, and no personal liability shall attach to, the Guarantors or any of the Sponsor Affiliates (as defined below), from and with respect to any claim, known or unknown, now existing or hereafter arising, relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, or by or through a claim by or on behalf of any Buyer Party (or any other Person) against any Sponsor Affiliate (including, without limitation, a claim to enforce the Equity Commitment Letters) (the “Released Claims”), except for its rights to recover from the Guarantors (but not any Sponsor Affiliate, under and to the extent provided in this Limited Guarantee (subject to the limitations described herein)), and its rights against the Other Guarantors pursuant to the terms of the Other Guarantees; and (ii) recourse against the Guarantors under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantors pursuant to the Other Guarantees shall be the sole and exclusive remedy of the Company and all of its Subsidiaries and Affiliates against the Guarantors and each Sponsor Affiliate in respect of any liabilities or obligations arising under the Merger Agreement or the transactions contemplated thereby. For purposes of this Limited Guarantee, “Sponsor Affiliate” means, collectively, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any Sponsor Affiliate or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing; provided, that, if the Person is an Other Guarantor, such Person shall also have such obligations to Company as are set forth in the Other Guarantee of such Person.

(d)           The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and controlled Affiliates not to institute, in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under the Merger Agreement or the transactions contemplated thereby, against the Guarantors or the Sponsor Affiliates except for claims against the Guarantors under this Limited Guarantee (subject to the limitations described herein), any claims against any Sponsor Affiliate that is an Other Guarantor under an Other Guarantee, any claims for equitable relief permitted under Section 9.12 of the Merger Agreement, or any claims permitted under the Confidentiality Agreement.

(e)           The Company acknowledges that the Guarantors are agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in Sections 2(b) through (e). Sections 2(b), 2(c), 2(d) and 2(e) shall survive termination of this Limited Guarantee.

3.             CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.  The Guarantors agree that the Company may at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of any of the Obligations, and also may make any agreement with one or both of the Buyer Parties or any Other Guarantor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and one or both of the Buyer Parties or any Other Guarantor, on the other hand, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee.  The

Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one or both of the Buyer Parties or any Other Guarantor; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, any Other Guarantee, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of the Buyer Parties to the extent expressly required by the Merger Agreement or to the prior written consent of any of the applicable Other Guarantors, to the extent expressly required by any of the Other Guarantees); (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (provided, that any such addition, substitution or release shall be subject to the prior written consent of the Buyer Parties to the extent expressly required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations; (f) subject to the last sentence of Section 2(a) hereof, any lack of validity or enforceability of the Obligations, the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights which the Guarantors may have at any time against one or both of the Buyer Parties, any Other Guarantor or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations.  To the fullest extent permitted by Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company.  The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Buyer Parties and Skadden, Arps, Slate, Meagher & Flom LLP in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee).  The Guarantors hereby unconditionally and irrevocably agree that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and general equitable principles (whether considered in a proceeding in equity or at law).  The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4.             NO SUBROGATION.  The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that it may now have or hereafter acquire against one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantors’ obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or more of the Buyer Parties or any other Person interested in the transactions contemplated by the Merger Agreement liable with respect to any of the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from one or more of the Buyer Parties or any other Person liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs, if applicable, shall have been irrevocably paid in full in cash; provided that, the Guarantors shall have the right to cause any other Person to satisfy its payment obligations to the Company under Section 1 hereof; provided, however, that such right in the preceding proviso shall only relieve the Guarantors of their obligation to make such payment when such payment is irrevocably paid by such other Person in full in cash.  If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or Prevailing Party Costs, if applicable, thereafter arising.

5.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy or power hereby granted to the Company shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

6.             REPRESENTATIONS AND WARRANTIES.  Each of the Guarantors hereby represents and warrants that:

(a)           such Guarantor has full corporate or limited partnership, as the case may be, power and authority to execute and deliver this Limited Guarantee and to perform the Obligations, and the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly authorized by all necessary corporate or limited partnership, as the case may be, action on the part of such Guarantor;

(b)           this Limited Guarantee is the valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and to general equitable principles (whether considered in a proceeding in equity or at law);

(c)           no further approval of the board of directors, managers, members, partners, stockholders or other security holders of such Guarantor is required for the execution, delivery and performance of this Limited Guarantee by such Guarantor and the execution, delivery and performance of this Limited Guarantee by such Guarantor does not contravene any provision of such Guarantors’ organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or any of its assets;

(d)           all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor has been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Limited Guarantee; and

(e)           such Guarantor has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to such Guarantor (or its assignee pursuant to Section 12 hereof) for as long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

7.             CONTINUING GUARANTEE; TERMINATION.  This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantors, their successors and assigns until all of the Obligations and Prevailing Party Costs, if applicable, payable under this Limited Guarantee have been irrevocably paid in full.  Notwithstanding the foregoing and subject to the proviso below, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in circumstances not giving rise to a claim for payment of any Obligation; provided, that if the Company commences an action with respect to this Limited Guarantee in a court of competent jurisdiction, this Limited Guarantee shall remain in full force and effect until the final resolution of such action.  Notwithstanding the foregoing, in the event that the Company, any of its Subsidiaries or Affiliates asserts in any litigation or other proceeding (1) that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantors to the Cap plus the Prevailing Party Costs, or the provisions of Sections 2(a), 2(c), 2(d), 7, 9, 10, 11, 16, 17 and the third to last sentence of Section 3 of this Limited Guarantee, are illegal, invalid or unenforceable in whole or in part, or that the Guarantors are liable, jointly and severally, for amounts in excess of their Obligations hereunder (plus Prevailing Party Costs) as a result of the Merger Agreement or this Limited Guarantee (which shall include, without limitation, any losses, damages, obligations or liabilities suffered as a result of the Merger Agreement and the transactions contemplated thereby (including the termination of the Merger Agreement or the breach of the Merger Agreement by the Buyer Parties)) or (2) that the Guarantors, any Sponsor Affiliate, or any Buyer Party is liable for any losses, damages, obligations or liabilities suffered as a result of this Limited Guarantee or the Merger Agreement and the transactions contemplated thereby (including as a result of the termination of the Merger Agreement, any breach of the Merger Agreement by the Buyer Parties or the failure of the transactions contemplated by the Merger Agreement to be consummated) other than liability of the Guarantors under this Limited Guarantee and the Other Guarantors under the Other Guarantees (as limited by the provisions hereof and thereof), then (x) the Obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantors have previously made any payment under this Limited Guarantee, it shall be entitled to recover such payments from the Company and (z) neither of the Guarantors nor any Sponsor Affiliate shall have any liability to the Company or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

8.             NOTICES.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)           If to Kelso:

c/o Kelso & Company

320 Park Ave., 24th Floor

New York, NY 10022

Attention:  James J. Connors, II, Esq.

Facsimile No.:  (212) 223-2379

Telephone No.:  (212) 751-3939

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036

Attention:  Lou R. Kling, Esq.

Facsimile No.:  (917) 777-3000

Telephone No.:  (212) 735-3000

(b)           If to IAAI:

Insurance Auto Auctions, Inc.

Two Westbrook Corporate Center, Suite 500

Westchester, Illinois 60154

Attention:  Sidney L. Kerley, Esq.

Facsimile No.:  (708) 492-7369

Telephone No.:  (708) 492-7558

With a copy (which shall not constitute notice) to:

Kelso & Company

320 Park Ave., 24th Floor

New York, NY 10022

Attention:  James J. Connors, II, Esq.

Facsimile No.:  (212) 223-2379

Telephone No.:  (212) 751-3939

(b)           If to the Company:

ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, IN 46032

Attention:  George J. Lawrence
Facsimile No.:  (317) 249-4505

Telephone No.:  (317) 249-4255

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention:  Robert S. Townsend

Facsimile No.:  (415) 268-7522

Telephone No.:  (415) 268-7080

9.             AMENDMENT.  This Limited Guarantee may not be amended except by an instrument in writing signed by the parties hereto.

10.          SEVERABILITY.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.

11.          ENTIRE AGREEMENT.  This Limited Guarantee constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

12.          ASSIGNMENT.  Neither the Company nor the Guarantors may assign their rights, interests or obligations under this Limited Guarantee to any other Person (except by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantors) or the Guarantors (in the case of an assignment by the Company); provided, that (i) each of the Guarantors may assign all or a portion of its rights or obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of such Guarantor, as applicable, and (ii) if a portion of Kelso’s commitment under its Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligations hereunder may be assigned to the same assignee; provided, however, that no such assignment shall relieve the Guarantors of its Obligations hereunder, unless otherwise agreed in writing by the Company.

13.          PARTIES IN INTEREST.  This Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Limited Guarantee, except with respect to an assignee permitted by Section 12 hereof.

14.          GOVERNING LAW; JURISDICTION.  This Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts to be performed entirely within such state, including all matters of construction, validity and performance, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except for mandatorily applicable provisions of the Delaware General Corporation Law.  Each party to this Limited Guarantee hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guarantee shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee, or the subject matter hereof or thereof may not be enforced in or by such court.  Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding.  The parties agree that any or all of them may file a copy of this Section 14 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

15.          COUNTERPARTS; FACSIMILE DELIVERY.  This Limited Guarantee may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16.          COSTS AND EXPENSES.  In any action at law or suit in equity to enforce this Limited Guarantee or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. Any payment by the Guarantors under this Section 16 shall not reduce, limit or otherwise affect the other obligations of the Guarantors hereunder or be counted towards the Cap.

17.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the Guarantors and the Company have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

KELSO INVESTMENT ASSOCIATES VII, L.P.

By: Kelso GP VII, L.P., the general partner

By: Kelso GP VII, LLC, its general partner

By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Title:	Managing Member

INSURANCE AUTO AUCTIONS, INC.

By:	/s/ Sidley L. Kerley
Name:	Sidley L. Kerley
Title:	Vice President and General Counsel

Accepted and Agreed to:

ADESA, Inc.

By:	/s/ David G. Gartzke
	Name:	David G. Gartzke
	Title:	Chairman and Chief Executive Officer